Exhibit 3.2

[English translation for informational purposes only]

BYLAWS

CHAPTER ONE

NAME, DURATION, DOMICILE, OBJECT AND NATIONALITY

ARTICLE ONE. The Company’s name is “Desarrolladora Homex”.  Its name will always be followed by the words “Sociedad Anónima de Capital Variable” (Incorporated) or by the abbreviation “S.A. de C.V.”

ARTICLE TWO. The duration of the Company will be indefinite.

ARTICLE THREE. The domicile of the Company is the City of Culiacán, Sinaloa; which does not prevent the Company from establishing agencies and branches in any other location within the Mexican Republic or abroad and the Company may establish other conventional domiciles that are appropriate.

ARTICLE FOUR. The Company has the following purposes :

1.     Promote, incorporate, organize and administrate all types of companies, mercantile or civil, acquire or transfer stock or interests in other mercantile or civil companies, either by taking part in their incorporation or by acquiring shares or interests in existing companies.  Likewise, in accordance with provisions set forth by the National Banking and Securities Commission and assuming that the shares of the Company are registered in the National Securities Registry, the Company may acquire representative shares in itself, subject to Article Eight of its by-laws.

2.     To hire from third parties and to provide to its subsidiaries or affiliates or to any other third party, guidance or technical consulting services, including in the fields of administration, accounting, merchandising or financing.

3.     To obtain, acquire, utilize or transfer any kind of patent, brand or commercial name, franchise or rights in industrial property in Mexico or abroad.

4.     Obtain any type of financing or loan, with or without a specific guarantee, and grant loans to mercantile or civil companies or other persons in which the Company has an interest or with others with which it has a business relationship.

5.     Grant any type of guarantee and endorsement in respect to obligations or credit instruments, to the benefit of mercantile or civil companies or other persons with which the Company has an interest or with which it maintains a business relationship.

6.     Issue, subscribe, draw, accept and endorse all types of credit instruments, including obligations with or without a guarantee.

7.     Acquire, lease, manage, sell, mortgage, pledge, encumber or otherwise use or transfer assets, whether movable or immovable, as well as all rights over the same.

8.     Execute any kind of act and formalize any kind of labor, civil, mercantile or administrative agreement or contract permitted under Mexican legislation, with real and corporate personalities that are either public or private, obtaining from these, concessions, permits and authorizations relating directly or indirectly to the Company’s objectives as set forth in its bylaws, including, actively or passively contracting any type of services, consulting work, supervisory work and technical direction that would be necessary or proper to the aforementioned goals.

9.     Issue treasury shares in accordance with Article 81 of the Mexican Securities Law, in accordance with the directives set forth in Article Seven of these by-laws.

10.   Establish agencies or representation offices and act as broker, agent, representative, mercantile mediator or distributor.

11.   In general, carry out or execute all types of acts, contracts and related operations, accessory or complementary, that are necessary or proper for the realization of the aforementioned objectives.

ARTICLE FIVE. The Company is of Mexican nationality.  Any foreigner who obtains an interest or holds shares in the Company shall be considered as Mexican, due to the mere fact that it has an interest or holds shares in the Company, with respect to such interest, and it shall be understood that such foreigner agrees not to invoke the protection of its government, under the penalty, in case of failure to comply with its agreement, of forfeiting such interest or participation in favor of the Mexican Nation.

CHAPTER TWO

SHARES AND CAPITAL STOCK

ARTICLE SIX. Capital stock is variable.  Fixed capital, which cannot be withdrawn, increases to the amount of Mx $425,443,102.68 (Four hundred and twenty five million four hundred and forty three thousand one hundred and two pesos 68/100 Mexican Currency) and will be represented by 335,869,550 (three hundred and thirty five million eight hundred and sixty nine five hundred and fifty) ordinary, nominative shares without a face value, totally subscribed and paid, of one sole series (“Sole Series”).  The variable portion of the capital stock is unlimited and will be represented by ordinary, nominative shares without face value, of the Sole Series.  Except for the right of the title-holders of variable capital stock to retire their shares, all shares of the capital stock confer the same rights and obligations.

According to Article 14 Bis 3, section II, of the Mexican Securities Law, prior to the authorization by the National Banking and Securities Commission, the Company may issue shares without voting rights, as well as with other corporate restrictions, or shares with restricted voting rights different to those regulated under Article 113 of the Mexican General Business Corporations Act, with the limitations and requisites established in said Article.  Upon their of issuance of said shares, the shareholder’s meeting that approved said issuance will determine the rights that correspond to each of the issued shares.  In that case, the shares issued in accordance with this paragraph will be of a different series to that of the rest of the shares representing the Company’s capital stock.

ARTICLE SEVEN.  The Company can issue unsubscribed treasury shares, which will be held by the treasury of the Company and released only to the extent that they are subscribed and paid.

Likewise, after receiving express authorization of the National Banking and Securities Commission, the Company may issue shares for future public placement that have not been subscribed, if they are held in custody by an institution for the deposit of stock and if the conditions set forward in Article 81 of the Mexican Securities Law are met.

The call for the extraordinary shareholders’ meeting to approve on the issuance of the above referred shares, should expressly set forth that the meeting takes place as per the precise regulations set out in Article 81 of the Mexican Securities Law, making special mention of the previous paragraph.

At the extraordinary shareholders meeting where the issuance of shares that have not been subscribed is approved, shareholders will expressly waive their preferential right granted by Article 132 of the Mexican General Business Corporations Act, to subscribe such shares.  Provided that the meeting meets the quorum requirements set forth by these corporate by-laws and that the resolutions adopted thereat are taken by the required majority, all resolutions adopted thereat shall be effective and such effects shall be extensive to the shareholders who did not attended the meeting, thus the Company will be able to place the shares among the public without having to publish the notice required under the above referred article and without the relevant preferential rights being applicable.  When a minority representing at least 25% (twenty-five percent) of the capital stock votes against the issuance of unsubscribed shares, said issuance will not take place.

Likewise, any shareholder that votes against said resolutions will have the right to demand that the Company places his/her shares, at the same price that the shares subject to the issuance are being offered to the public.  The Company will have the obligation of placing first the shares that belong to said shareholders.

ARTICLE EIGHT. The Company can acquire shares of its own capital stock or certificates representing such shares, through the stock exchange in which the shares are listed, including foreign stock exchanges, at the going market price, without the first paragraph of Article 134 of the Mexican General Business Corporations Act being applicable.  The acquisition by the Company of its own shares, will be charged against its accounting capital or, against the capital stock in the event that such shares are converted into treasury shares, in which case, a resolution from the shareholders’ meeting will not be required.  The ordinary shareholders’ will determine the maximum amount of resources that the Company may allocated to purchase it’s own shares, however, such amount may not exceed the net profit of the Company, including those retained from previous fiscal years.  It will be the duty of the Board of Directors of the Company to designate the responsible officer(s) for the acquisition and placement of its own shares.

The treasury shares or its own shares that the Company acquires pursuant to this article may be placed again among public investors. The result of the sale of said treasury shares shall be applied to increase capital stock by an amount equal to the theoretical value of such shares; in the case where there is a surplus between the theoretical value and the price at which the shares are placed, this surplus will be registered in the premium account for share subscription.

While the shares are owned by the Company, they cannot be represented in any shareholders meeting whatsoever.

The decrease and increase of capital stock that is derived from the purchase and placement of its own shares, when said decrease or increase is due to shares that have been converted from the treasury, does not require a resolution from a shareholders’ meeting or from the Board of Directors.

If the Company purchases and places shares as mentioned in this clause, information should be presented at an ordinary shareholders’ meeting, following norms for the dissemination of financial information, in the same format and using the same terms with which this information would be given to the National Banking and Securities Commission, to the corresponding stock exchange and to the investing public; the information will be subject to the Mexican Securities Law and the general guidelines that the Commission requires.

ARTICLE NINE.  The Company will keep a stock registration book, in accordance with Article 128 and 129 of the Mexican General Business Corporations Act and, if applicable, in accordance with Article 78 of the Mexican Securities Law.  The stock registration book shall be maintained by the Secretary of the Board of Directors of the Company, unless the shareholders or the Board of Directors designate a different person to maintain said registry.  The Company may entrust to other institutions the deposit of the shares, the registry of the shares and the realization of the respective inscriptions in the share registry.

The Company will consider those who are listed in the share registration books as legitimate holders of the shares.

In the case where shares that represent capital stock of the Company are placed in stock markets, it is sufficient for registration in the share registry that the placement is noted, along with the name of the securities deposit institution where the shares or titles to the shares are located, in which case, the Company will recognize as shareholders those that can demonstrate the certificates granted by the deposit institution and the list of title-holders of said securities, in accord with Article 78 of the Mexican Securities Law.

The share registration book will remain closed from the date in which the records are requested, in accordance with Article 78 of the Mexican Securities Law, until the next meeting date.  During such periods, there shall not be any inscriptions in the book.

ARTICLE TEN. The Subsidiaries of the Company should not directly or indirectly invest in the capital stock of the Company, or of any other Company of which the Company is a Subsidiary.  For this Article, the term Subsidiary will mean the established definition under generally accepted accounting principles in accordance with the established in the corresponding provisions.

ARTICLE ELEVEN.  With the exception of capital stock increases resulting from a stock placement under Article Eight, increases in capital stock shall only take place after a resolution of an ordinary or extraordinary shareholders’ meeting, in accordance with the Mexican General Business Corporations Act and the rules set forth in this Article.

Increases in capital stock may take place through the issuance of shares.

Increases in the fixed portion of the capital stock will take place through a resolution at an extraordinary meeting of shareholders in accord with these by-laws.  In this case, an amendment of these by-laws will also be necessary.

Increases in the variable portion of the capital stock, other than those resulting from the placement of its own shares acquired on terms of Article Eight, will be approved at an ordinary shareholders’ meeting in accordance with the provision contained herein, with the only formality that the minute for such meeting must be formalized before a notary public, but not filed with the Public Registry of Commerce.

The terms and conditions of any capital increase will be approved by the shareholders’ meeting that approved the relevant increase by any shareholders’ meeting thereafter.  Such duty may be delegated to the Board of Directors.

Unsubscribed shares issued by the Company and delivered to the extent that they are subscribed, in accordance with the resolution of the meeting that approves the issuance, may be offered for subscription and paid by the Board of Directors or by a delegate or special delegates, in accordance with the duties that have been granted by the shareholders’ meeting, respecting the preferential rights listed in Article Twelve.

Increases in capital may be performed through a capitalization of shareholders’ equity accounts to which Article 116 of the Mexican General Business Corporations Act refers or through a cash or in kind payment, through the capitalization of liabilities or through any other method permitted by applicable law.  In the case of an increase through the capitalization of shareholders’ equity accounts, all shares will have the right to their proportional part of the increase, without the necessity of issuing new shares to represent the increase.

Except for the capital stock increases that result from a placement of the shares that the Company has acquired in itself, in accord with Article Eight of these by-laws, all capital stock increases shall be registered in the registry the Company maintains, by the designated person as per Article Nine of these by-laws.

ARTICLE TWELVE.  In regard to capital stock increases, the shareholders will have preference to subscribe the new shares that are issued or that are put in circulation in order to represent the increase, in proportion to the number of shares to which they are title-holders at the moment the increase is approved.  This right should be exercised within the terms established in the meeting that approves the increase, but can never be less than 15 (fifteen) days counted as of the publication date of the corresponding notice in an official newspaper of the corporate domicile of the Company and in one of the newspapers of greatest circulation of said domicile.  The shareholders do not have a preferential right under this Article in relation to the shares that are issued (i) with the motive of merging the Company, (ii) for the conversion of notes into shares of the Company, (iii) for the placement of the Company’s own shares acquired as per Article Eight of these by-laws, and (iv) in the cases referred to in Article Seven of these by-laws.

ARTICLE THIRTEEN.  With the exception of capital stock decreases that result from a withdrawal of shares, to which this article refers, and those that result from the acquisition of its own shares, to which Article Eight refers, capital stock can only be decreased by an agreement of an ordinary or extraordinary shareholders’ meeting, according to and in conformance with the rules of this Article.  Fixed capital decreases shall be decided by agreement in an extraordinary shareholders’ meeting, in conformity with the by-laws, and according to the rules of this Article.  In either case, and in accord with what is set forth in the Article Nine of the Mexican General Business Corporations Act, the by-laws will be amended.

Variable capital stock decreases, aside from those that arise during the retirement of shares and those that arise during the acquisition of the Company’s own shares as per Article Eight, shall be decided by agreement in an ordinary shareholders’ meeting, in conformity with the bylaws, and with the only formality that the corresponding minute be formalized before a notary public, but it is not necessary to register the corresponding public deed in the Public Registry of Commerce.

Decreases in capital can be made (i) in order to remove losses, (ii) to repay shareholders or free them from sales not carried out, (iii) in the case where the right to retire variable shares is used, (iv) as the result of an acquisition of its own shares as per Article Eight of these by-laws, or (v) in whatever other case, permitted under applicable legislation.

Decreases in capital that are made in order to absorb losses shall be carried out proportionately among the representative shareholders of capital stock, without the necessity of canceling shares, by reason that these shares do not have a par value.

In the situation where reductions in capital stock are made in order to repay shareholders, the repayment shall be pro-rated among those shares that represent capital stock.

The capital stock decrease that is a consequence of a proprietary shareholder of variable capital stock exercising his/her right to retire all or part of his/her portion of said shares, shall be subject to Article 220 and 221 of the Mexican General Business Corporations Act, and the repayment of the retired shares shall be paid in accord with the following:

1.  The lowest value of the following two situations: (i) 95% (ninety-five percent) of the value quoted on the stock exchange, obtained from the average price, measured by the volume of operations that are performed during the last 30 (thirty) days that the Company’s stock is quoted, prior to the date in which the retirement shall take effect, during a period that cannot be of more than 6 (six) months, or (ii) the accounting value of the shares of the Company, in accord with the balance sheet that was approved by an ordinary shareholders’ meeting corresponding to the immediate previous fiscal year in which the disposition takes effect.

In the case where the number of days in which the shares were negotiated in accord with the prior paragraph is less than thirty, the number of days that have effectively been negotiated may be took into account.  Where the shares are not negotiated during said period, the accounting value of the shares may be took into account.

2.  A shareholder may demand repayment from the Company as a result of a retirement of shares as of the day following the ordinary shareholder meeting that approved the balance sheet that corresponds to the accounting year in which the retirement should yield its effects.

Except for the capital stock decreases that result from the Company acquiring shares in itself as per Article Eight of these by-laws, all capital stock decreases shall be inscribed in a registry that the Company will maintain for such effect or that the persons mentioned in Article Nine of these by-laws will maintain.

ARTICLE FOURTEEN.  An extraordinary shareholders’ meeting may approve the amortization of shares with dividends, according to Article 136 of the Mexican General Business Corporations Act.  In the case that the shares are quoted on a stock exchange, the amortization will take place through the acquisition of its own shares on the stock exchange, according to the system, prices, terms and other conditions which the shareholders’ meeting agreed, but may delegate to the Board of Directors or special delegates, the ability to determine the system, prices, terms and other conditions.

The amortized shares will be annulled and the corresponding titles will be cancelled.

ARTICLE FIFTEEN.  In the event the Company on its own accord or the National Banking and Securities Commission by resolution decide to cancel the registration of the Company’s shares in the Securities Section of the National Securities Registry, the shareholders that are title-holders to the majority of the common shares or have the possibility to enforce decisions of the general shareholder meetings or to name the majority of the members of the Board of Directors of the Company, will be required to make a tender offer to purchase the shares held by the minority shareholders prior to said cancellation.  In accordance with applicable regulations and the by-laws, in the event that the controlling shareholders are unable to purchase all outstanding shares pursuant to a tender offer, the controlling shareholders must form a trust and contribute to it the amount required to secure payment of the purchase price offered pursuant to the tender offer to all shareholders that did not sell their shares pursuant to a tender offer, in the event that once the tender offer is carried out and prior to the cancellation of the registration of the shares of the Company or other securities representing such shares in the National Securities Registry, the aforementioned shareholders would not have achieved to acquire the 100% of the capital stock paid.  The trust may not exist for a period of more than 6 (six) months.

The aforementioned tender offer should be performed at the higher price of the following: (i) the Market Price (which is defined below); or (ii) the accounting value of the stock as stated in the last trimester report presented to the National Banking and Securities Commission and the Mexican Stock Exchange, S.A. de C.V. prior to the commencement of the offer, except when said value has been modified to conform with applicable criteria for the determination value, in which case, more recent financial information upon which the Company relies should be considered.

In order to give effect to the previous paragraph, “Market Price” means the average price prior to the offering date and during a period of no more than 6 (six) months, measured by the volume of operations during the last 30 (thirty) days in which shares of the Company are traded.  In the case where the number of days in which negotiation occurred is less than thirty, the number of days effectively negotiated will be used.  In the event that the shares are not negotiated during said period, the accounting value of the shares will be used.  In the case where the offer is of more than Sole Series of shares, the average measured by this paragraph will be used for each one of the series that will be cancelled and the highest average of the quoted value of the public offering of all the series will be used.

Five business days prior to the commencement of the offering, the board of directors must disclose its opinion with respect to the fairness of the offer price, taking into account the rights of minority shareholders pursuant to second paragraph of Article 16 of the Mexican Securities Act, and the opinion of the Audit Committee, which, in case the same is contrary, it must be disclosed.  If the board of directors is precluded from making this determination as a result of a conflict of interest, the board’s opinion must be based on a fairness opinion issued by an “Independent Expert” (which is defined below) selected by the audit committee, in which special emphasis to the rights of the minority shareholders is made.

Shareholders that own the majority of the ordinary shares or that have the possibility, under any title, to impose decisions in the general shareholders meetings or to appoint the majority of the members of the Board of Directors, are not required to make a tender offer if the deregistration is approved by 95% of the shareholders and the aggregate consideration payable for publicly-traded shares by “Public Investors” (which is defined below) does not exceed UDI 300,000.  Nonetheless, the trust mechanism described above must still be implemented.  The Company will make notice of the cancellation and formation of the trust through an electronic system of information diffusion or an equivalent system that has been authorized by the Mexican Stock Exchange, S.A. de C.V. or by the National Banking and Securities Commission.

To give effect to the previous paragraph, “Public Investors” shall be understood as the person or persons who maintain securities of the Company, different from this last one, and that qualify as such in conformity with the Mexican Securities Law or the provisions or rules issued by the National Banking and Securities Commission.  “Independent Expert” is defined as the person or persons that meet the prerequisites mentioned in the Mexican Securities Law or in the provisions or rules emitted for such effect by the National Banking and Securities Commission.

The aforementioned in this Article is applicable to the titles and representative units of two or more shares of one or more series of shares of the Company.

The shareholders that are obliged to make a tender offer as foreseen in this Article, may request to the National Banking and Securities Commission to authorize them, considering the financial situation and prospective of the Company, to use a different method for calculating price referred to in this Article, given that a report of the Board of Directors and a favorable opinion of the Audit Committee, containing the motives which justify a distinct price and accompanied by a price given by an Independent Expert with special emphasis that the price is consistent with Article 16 of the Mexican Securities Law, is presented.

ARTICLE SIXTEEN.  The titles or provisional certificates that represent the shares that will be registered and may represent one or more shares, in accordance with Article 125 of the Mexican General Business Corporations Act, will indicate series or sub-series, will contain the text of Article Five of these by-laws and will be subscribed by two regular members of the Board of Directors.

In the case of shares deposited in a securities deposit institution or when such institution receives directly from the Company the corresponding securities derived from the exercise of the corporate rights on behalf of the depositors, the Company, prior authorization of the securities deposit institution, may deliver to such institution multiple certificates or one single certificate representing part or all of the shares relating to the issuance and deposit, which may be issued in favor of such institution for securities deposit, with the assumption that the institution will make the appropriate entry in the registration book to.  In this case, the titles will be issued with the statement that they are deposited in a securities deposit institution and it is not necessary to mention the name, domicile or nationality of the title holder.  When the Company and the securities deposit institution agrees so, these titles may be issued without attached coupons.  In this case, the certificates issued by the securities deposit institution shall be considered for all legal purposes as coupons, in accord with the Mexican Securities Law.

CHAPTER THREE

MEETINGS OF SHAREHOLDERS

ARTICLE SEVENTEEN.  The supreme authority of the Company is the shareholders’ meeting.  The meetings of shareholders will be general or special, if they are general, being ordinary or extraordinary.  Extraordinary meetings will be those called in order to handle any indicated item of Article 182 of the Mexican General Business Corporations Act, and may meet to discuss the items mentioned in Article Twenty-Two, clause B of these by-laws.  Ordinary meetings will be those called to deal with items under Article 181 of the Mexican General Business Corporations Act and to discuss whatever other item not reserved to extraordinary meetings.

ARTICLE EIGHTEEN.  The Board of Directors, its Chairman or Statutory Auditor of the Board of Directors may call the shareholder meetings.  Shareholders that hold voting shares, including in limited or restricted form, that represent at least 10% (ten percent) of capital stock may request that a general shareholders’ meeting be called, as per the terms of Article 184 of the Mexican General Business Corporations Act.

Any shareholder has the same right as described in Article 185 of the Mexican General Business Corporations Act.  If a meeting is not called within 15 (fifteen) days following the date of the request, a Civil or District Judge of the domicile of the Company will call a meeting upon the petition of an interested shareholder, who should prove that he/she is titleholder of the shares for said purpose.

The calling of ordinary, extraordinary or special meetings shall be published in an official newspaper in the corporate domicile of the Company or in one of the newspapers of greatest circulation within said domicile, at least 15 (fifteen) days prior to the date decided for the meeting.  The summons for the meeting should contain the agenda and should be signed by the person or the persons who issues the summons.

From the moment in which the called for the shareholders’ meeting is published, the information and documents related to each of the agenda points to be discussed in the meeting should be available in the offices of the Company, immediately and without charge.

In conformity with the second paragraph of Article 178 of the Mexican General Business Corporations Act, resolutions made outside of the meeting, by unanimous vote of the shareholders that represent all shares with voting rights or of a special series of shares that is being discussed, will have all legal rights and the same value as if they had been adopted within a general or special meeting, respectively, given that the shareholders confirm the decision in writing.

ARTICLE NINETEEN.  Only the persons who are registered as shareholders in the Shareholder Registry, as well as those that present the certificates issued by S.D. Indeval, S.A. de C.V., Institution for the Deposit of Securities, completed with the list of depositors in it, will have the right to attend or to be represented in the shareholders’ meeting, for which the Mexican Securities Law will be applicable.  Shareholders may be represented in the meeting by a person or persons that are designated and given power, in a form decided by the Company, which should follow those prerequisites listed in Article 14 (bis tres section VI, clause c) of the Mexican Securities Law.  The Company should maintain at the disposition of accrediting intermediaries of the stock exchange at least fifteen (15) days prior to the date of the respective meeting, the mentioned forms upon which the Company relies, granting the power to represent shareholders in meetings, of which the Secretary of the Company will certify.

The Secretary of the Board of Directors is obliged to assure the observance of the requirements of the previous paragraph, and inform the shareholders’ meeting of such, mentioning such issue in the corresponding minute.

Each shareholder or his/her representative will have the right to one vote per share.

The members of the Board of Directors, officers and Statutory Auditors of the Company may not represent any shareholder in the Company’s shareholders’ meetings.

ARTICLE TWENTY.  The minutes of the meetings will be transcribed by the Secretary into a book specified for the task and will be signed by the Chairman, the Secretary and the tellers, as well as any Statutory Auditors who attend.

ARTICLE TWENTY-ONE.  The meetings will be presided by the Chairman of the Board of Directors and in his/her absence, by the person who the shareholders designate by majority vote.

The Secretary of the shareholders’ meetings will be the person who fills this role within the Board of Directors and, if this person cannot attend the meeting, the person who the shareholders designate by majority vote to act as Secretary.  The Chairman will name two tellers from the shareholders, representatives of shareholders or guests who are present at the meeting, in order to count the shares represented, in order to determine if a quorum is present and, in that case, to count the votes made.

ARTICLE TWENTY-TWO. A.  The ordinary shareholders’ meetings will take place at least once per year, within the 4 (four) months following the end of each fiscal year, and when called to discuss an item under its competence.  Apart from the items included in the agenda, the meetings should discuss the following:

1.             Discuss, approve or modify the report of the Board of Directors of the Company in relation to the financial situation and other accounting documents, including the report of the Auditing Committee, as per Article 172 of the Mexican General Business Corporations Act.

2.             Decide the application of profits, if they exist.

3.             Name members of the Board of Directors, Secretary, Statutory Examiners and their substitutes and members of the Executive Committee and determine their compensation.

4.             Designate a maximum amount of resources that can be used for share repurchases.

5.             Discuss the annual report of the Audit Committee presented by the Board of Directors as per Article 14, Bis 3, section IV of the Mexican Securities Law.

B.    The following items are reserved for extraordinary meetings:

1.     Extend the corporate duration of the Company;

2.     Dissolution of the Company;

3.     Increase or decrease fixed capital stock;

4.     Change of the Company’s corporate purpose;

5.     Change of the Company’s nationality;

6.     Transformation of the Company;

7.     Merger with another Company and spin-off of the Company;

8.     Issue preferred shares;

9.     Share redemptions and issuance of possessive stock or stock with limited voting rights, preferred stock or stock with characteristics distinct of those of the ordinary class;

10.   Delisting of the shares, except on those quoting systems and other markets that are not organized as stock exchanges;

11.   Any amendments to the bylaws;

12.   Any other item for which the law or by-laws require a special quorum.

ARTICLE TWENTY-THREE.  In order for an ordinary shareholders’ meeting be considered legal when convened for the first time, at least half of capital stock should be present, and the resolutions will be valid when approved by the majority of the shares represented.  In the case of the second or later calling, the ordinary shareholder meetings may be validly recognized with whatever number of shares present, and the resolutions made will be valid when the majority of present shares approves the resolution.

ARTICLE TWENTY-FOUR.  In order for an extraordinary shareholders’ meeting be considered legal when convened for the first time, at least three-fourths of capital stock shall be present, and in order for the resolutions to be valid, at least half of capital stock must approve them.  In the case of the second or later calling, the extraordinary shareholders’ meetings may validly meet if at least fifty-one percent of the shares in which capital stock is divided is present, and their resolutions will be valid if at least half of capital stock approves the measure by vote.

A favorable vote of 95% (ninety-five percent) of capital stock is required in order to release the shareholders that own the majority of the ordinary shares or that have the possibility, under any title, to impose decisions in the general shareholders meetings or to appoint the majority of the members of the Board if Directors, of its obligation to make a tender offer of shares in the case of a delisting of the Company in the National Securities Registry, and always comply with any other requirement as set forward by the National Banking and Securities Commission.

ARTICLE TWENTY-FIVE.  Those shareholders that represent at least 10% (ten percent) of the shares represented at an ordinary or extraordinary meeting, may request to postpone the voting of whatever item of which they do not consider themselves to be sufficiently informed, as per Article 199 of the Mexican General Business Corporations Act.

Those shareholders that represent at least 20% (twenty percent) of capital stock, may judicially oppose resolutions of general meetings, at which they have the right to vote, given that they follow the prerequisites of Article 201 of the Mexican General Business Corporations Act, Article 202 being equally applicable.

Those shareholders that represent at least 15% (fifteen percent) of capital stock, may directly execute civil action against the Company in conformity with Article Thirty-Eight of these by-laws.

ARTICLE TWENTY-SIX.  For special meetings, the same rules as mentioned in Article Twenty-Four for extraordinary meetings apply, but refer to the special category of stock to which they are speaking.

CHAPTER FOUR

ADMINISTRATION AND SURVEILLANCE OF THE COMPANY

ARTICLE TWENTY-SEVEN.  The direction and administration of business and goods of the Company will be entrusted to the Board of Directors that will be composed of at least 5 (five) and at most 20 (twenty) members, of which at least 25% (twenty-five percent) should be independent, as decided at the corresponding shareholders’ meeting, as per Article 14 Bis of the Mexican Securities Law.  For each

Shareholding Director, there should be a designated substitute.  The Directors will be designated in the following form:

1.             All shareholders or groups of shareholders that represent at least 10% (ten percent) of the shares with voting rights will have the right to designate a director and his/her respective substitute, in the event of the absence of the first, by resolution at an ordinary meeting held for such effect.

2.             All minority shares with restricted voting rights distinct from those set forth in Article 113 of the Mexican General Business Corporations Act or of limited vote as the name alludes, that represents at least 10% (ten percent) of capital stock in one or both series of shares, will have the right to designate at least one director and his/her respective substitute; if this requisite minority is not present, the combined holders of said class of shares will enjoy the right to name at least two advisors and their substitutes.  In the second case, the designations, substitutions and revocations of directors, will be decided in a special meeting.  The nomination of these directors may only be revoked if the nomination of all directors is revoked.

The designation or election of the members of the Board of Directors will be made by an ordinary or special shareholders’ meeting, by a favorable vote of the majority of the holders of the representative shares of capital stock that are present at the corresponding meeting.

ARTICLE TWENTY-EIGHT.  The members of the Board of Directors may or may not be shareholders; they will hold their position for one year but will continue to carry out their role until the person designated to substitute them takes over; they may be reelected and will receive payment, the amount of which will be decided by an ordinary shareholders’ meeting.

ARTICLE TWENTY-NINE.  In the case of the inability of a shareholders’ meeting to expressly designate, the Board of Directors, in the first session that occurs immediately after the designated meeting, will name the Chairman, the Secretary and their substitutes, it being understood that the Secretary (and his/her substitute) does not need to be a member of the Board of Directors.  The Board of Directors will also designate the persons that will fill the other positions that will be established for the performance of its functions.  Temporary or definitive absences in the Board of Directors will be filled by the respective substitutes.

The Chairman of the Board of Directors will preside over the meetings of the Board of Directors and, in his/her absence, will be presided over by one of the members that the other assistants designate by majority vote and will fulfill and execute the agreements of the shareholders’ meetings and of the Board of Directors without the need of a special resolution.

The members of the Board of Directors will be responsible for the resolutions that are adopted as per clause 18 of Article Thirty-Two of these by-laws, except in the case that is laid out in Article 159 of the Mexican General Business Corporations Act.

The Board of Directors shall likewise debate and resolve (i) all operations that are submitted for its consideration and that are performed within the Company or any Subsidiary of the Company and the persons related as per Article 14 Bis 3, section IV, clause d) of the Mexican Securities Law, (ii) the purchase or sale of assets on behalf of the Company or a Subsidiary that represents 10% (ten percent) or more of the total assets of the Company, (iii) the granting of guarantees on behalf of the Company or a Subsidiary that amounts to a sum greater than 30% of the total assets of the Company, and (iv) operations performed by the Company or a Subsidiary that are distinct from the previous that represent more than 1% (one percent) of the total assets of the Company.

Copies or evidence of the minutes of the meetings of the Board of Directors and of the shareholders’ meetings, as well as the entries in the books and corporate registries and of whatever document in the archive of the Company may be authorized and certified by the Secretary of the Board of Directors or his/her substitute, who will be permanently delegated to meet with the notary public of his/her choice to formalize the minutes of the meetings of the Board of Directors and of the shareholders’ meetings, as well as to grant powers of attorney that the same Board grants.  Likewise, the Secretary of the Board of Directors or his/her substitute is responsible for redacting and depositing in the respective books the minutes of the meetings, meetings of the Board of Directors, of the Executive Committee to which Article Thirty-Three refers and of the Audit Committee to which Article Thirty-Four refers, and in a similar manner, dispatch certified copies of the nomination, signatures and duties of the officers of the Company.

The Board of Directors should meet at least once every trimester.

Likewise, the Board of Directors shall meet at least once per fiscal year in a special meeting in which there may only be present those members that are not officers of the Company and in which there cannot be present officers of the Company. Additionally, such special meetings of the Board of Directors may be held always that there is a fair reason.

ARTICLE THIRTY.  The calls for the meetings of the Board of Directors shall be sent by mail, fax or courier to the members of the Board of Directors to his/her home at least 5 (five) days prior to the date of the session, giving proof of receipt of the respective call.  Said call shall contain the agenda for the meeting and indicate the place, date and time of the meeting.

The Chairman of the Board of Directors, at least 25% (twenty-five percent) of the directors and any of the statutory examiners of the Company, shall call a session of the Board of Directors.

The corresponding minutes of the meetings of the Board of Directors shall be authorized by whoever fills the role of Chairman and Secretary of the corresponding session and will be registered in a specific book for said effects.

Resolutions may be adopted outside a session of the Board of Directors by unanimity of the members or their respective substitutes, and said resolutions will have legal effect and be valid as if they had been adopted within a session of the Board of Directors, given that they are confirmed in writing.  The confirmation document shall be sent to the Secretary of the Company, who will transcribe the respective resolutions in a book of corresponding minutes and will indicate that said resolutions were adopted in conformity with these by-laws.

ARTICLE THIRTY-ONE.  In order for the meetings of the Board of Directors to be valid, the attendance of the majority of its members is required and the resolutions will be valid when the majority of the members present vote in favor; in the case of a tie, the Chairman of the Board of Directors will have the tie-breaking vote.  A resolution of the Board of Directors is required to determine how to execute the corresponding voting rights of the shares that are held by the Company and issued by those companies which majority of shares are owned by this Company, either at a extraordinary or ordinary shareholders meeting.  The last duty will correspond exclusively to the Board of Directors and will be non-delegable.

The Chairman of the Board of Directors must chair the special meetings of the Board of Directors pursuant to Article Twenty Nine of these By-laws, only in case that the Chairman of the same is not an officer of the Company. In contrary, the special meeting shall be chaired by the director designated by the directors present at such meeting. The special meetings of the Board of Directors shall be subject to the applicable provisions of these by-laws.

The meetings will be held in the domicile of the Company or in whatever other place the Board of Directors designates.

ARTICLE THIRTY-TWO.  The Board of Directors is the legal representative of the Company and will be invested with and will have, among others, the following duties and obligations:

1.             Execute the power of the Company to bring lawsuits and carry out collections, which is conferred without limitation and in conformity with the first paragraph of the article two thousand five hundred and four of the Civil Code of the Federal District and the related parts of the Civil Code of all the States of the Republic of Mexico; the Board of Directors is authorized but not limited, to: end the legal action, even though it is a judicial appeal (juicio de amparo); compromise; submit to arbitration; articulate positions; relinquish goods; make appeals; receive payment; and execute all kinds of acts expressly determined by law, while representing the Company before judicial and administrative, criminal, civil or other kinds of authorities, as plaintiff or co-plaintiff to the Public Minister in criminal proceedings, before authorities and tribunals of labor and before the Secretary of External Relations in order to celebrate agreements with the Federal Government.

2.             Power of attorney for acts of administration, according with the second paragraph of article two thousand five hundred fifty-four of the Civil Code for the Federal District and correlating articles of the Civil Codes of all States of the Mexican Republic.

3.             Power of attorney for acts of domain in terms of the third paragraph of article two thousand five hundred fifty-four of the Civil Code for the Federal District and correlating articles of the Civil Codes of all States of the Mexican Republic.

4.             Designate and remove the CEO, and the general or special managers and other officers, representatives, agents and employees of the Company or to designate for each, duties, obligations, conditions of employment, pay and loan guarantees.

5.             Acquire and dispose of shares and interests in other companies, in accord with these by-laws.

6.             Issue, subscribe, endorse and negotiate all kinds of credit instruments in the name of the Company and designate persons who may to carry out said acts, as per Article Nine of the General Law of Titles and Operations of Credit.

7.             Open and cancel bank accounts in the name of the Company and authorize and designate persons that control the same.

8.             Call ordinary, extraordinary or special shareholders’ meetings, as per these bylaws, or when considered proper, and fix the date and time of said meetings in order to adopt resolutions.

9.             Formulate internal labor rules.

10.           Name and remove external auditors of the Company.

11.           Establish branches and agencies of the Company in any part of the Mexican Republic or abroad.

12.           Determine how to vote shares that are held by the Company in the extraordinary or ordinary shareholders’ meetings of the companies of which it is the majority shareholder.  This duty is non-delegable, though they may designate individuals to case the vote in the form decided by the Board of Directors.

13.           Confer general or special powers and delegate any of the duty previously mentioned, except those that relate to the exercise of tasks exclusive to the Board of Directors by Law or in these By-laws, always reserving for itself the revocation of the powers granted to the Board itself.

14.           Carry out all types of acts authorized by these by-laws or that are the consequence of the same, including the issuance of all kinds of required opinions in accord with the Mexican Securities Law and the provisions set forth by the National Banking and Securities Commission.

15.           Designate the person or persons responsible for the acquisition and placement of its own stock as discussed under Article Eight of these bylaws.

16.           Establish an Audit Committee to which Clause Thirty-Six refers, designate its duties and obligations, determine the composition and designate its members and establish rules that govern how it functions.

17.           Establish other committees that the Board of Directors considers necessary for the development of the operations of the Company, determine its duties and obligations, determine the composition and designate its members and establish rules that govern how it functions.

18.           Approve the normal business operations that occur between the Company and its shareholders, with persons that form part of the administration of the Company or with those said persons that maintain patrimonial ties or that have a blood relationship or affinity twice removed, the spouse or concubine, which is non-delegable; purchase or sell 10% (ten percent) or more of the assets of the Company; grant guarantees amounting to more than 30% (thirty percent) of the assets of the Company, and in a similar manner, operations performed on behalf of the Company that relate to distinct acts than those previously mentioned that represent more than 1% (one percent) of the total assets of the Company.

19.           Approve the operations of the Company or Subsidiaries of the Company as per Article 14 Bis 3, section IV clause d) of the Mexican Securities Law, such as the ability to decide when the Company will vote the shares it holds in its Subsidiaries in order to approve operations with related parts, (ii) purchase or sell assets on behalf of the Company or a Subsidiary that represent 10% (ten percent) or more of the total assets of the Company, (iii) grant a guarantee on behalf of the Company or a Subsidiary that is greater than 30% (thirty percent) of the total assets of the Company, and (iv) operations performed on behalf of the Company or a Subsidiary that relate to distinct acts than those previously mentioned that represent more than 1% (one percent) of the total assets of the Company.

ARTICLE THIRTY-THREE. The Company may have an Executive Committee that will be comprised of the number of shareholding directors or their substitutes from the Board of Directors of the Company that the ordinary meeting determines.  The designations of the members of the Executive Committee, including the Chairman of said Executive Committee, will be performed by an ordinary shareholders’ meeting.  At least 25% (twenty-five percent) of the members of the Executive Committee shall be Independent directors.  The ordinary meeting shall designate a substitute for each member of the Committee.  The members of the Executive Committee will hold their position for one year, unless they are relieved of their position by an ordinary shareholders’ meeting, but in all cases will continue in their post until the person designated to take over their position does so; they may be reelected and receive remunerations that the ordinary shareholders’ meeting determines.

The Executive Committee will meet when called by the Secretary of the Board of Directors or his/her substitute, the Chairman or any two of its own members, with at least 5 (five) days of anticipation, giving in whatever case, call the Statutory Auditors of the Company, who have the right to assist verbally but may not vote.  The call should be sent by mail, telegram, fax, messenger or whatever other method assures that the members of said Committee receive the call 5 (five) days prior to the date of the session.  The call shall be signed by the Secretary of the Board of Directors of the Company or his/her substitute, which hold said position within the Executive Committee.

To ensure that the meetings of the Executive Committee are valid, it is necessary for at least the majority of its members to be present.  The resolutions of the Executive Committee should be approved by the favorable vote of the majority of its members.

Resolutions taken outside a meeting of the Executive Committee, by the unanimous vote of its members, will have legal effect and the same validity as if they had been adopted within a meeting of the Committee, as long as they are confirmed in writing.  The resolutions adopted in accord with this paragraph should be written in a special book as per the last paragraph of this article.

The Executive Committee will have the duties that the Board of Directors grants in accord with points 1, 2, 3, 4, 5, 6, 8, and 12 of Article Thirty-Two, duties which may be amplified or restricted in any moment by an ordinary shareholders’ meeting, without amending these by-laws.

The Executive Committee will not carry out activities that are reserved exclusively and are not delegable by law or these by-laws to the shareholders’ meeting or to the Board of Directors.  The Executive Committee may not delegate any combination of its duties to another person, but may designate the persons that should execute resolutions.  If they do not designate a person, the Chairman or Secretary may execute the resolutions of the Committee.

The Executive Committee shall opportunely inform, through the Chairman or the Secretary and at least annually to the Board of Directors, of the resolutions it decides or when, in the judgment of the Committee, important events arise for the Company.  For each meeting of the Executive Committee, minutes will be prepared and transcribed into a special book, which will list attendance of the members of the Committee and resolutions adopted; it should be signed by those acting as Chairman and Secretary.

ARTICLE THIRTY-FOUR.  The Company has an Audit Committee, which will be comprised of the number of members that the Board of Directors determines, of which the Chairman and the majority of the Committee will be independent directors, as per Article 14 Bis of the Mexican Securities Law.  The Statutory Advisor(s) of the Company will attend the meetings of the Audit Committee, but will attend as guests with the right to verbally advise, but not to vote.

The Auditing Committee will have, among others, the following duties:

1.             Prepare an annual report of its activities and present it to the Board of Directors and to the shareholders’ meeting.

2.             Give an opinion about business with related persons to which numerals 18 and 19 of Article Thirty-Two in these by-laws allude.

3.             Propose the hiring of Independent Experts where proper, with the goal of expressing their opinion in respect to the operations mentioned in section 2 above.

4.             In the applicable instance and in conformity with the regulations set forward by the National Banking and Securities Commission, propose the hiring on behalf of the Company of an Independent Expert who will issue an opinion in relation to tender offers.

5.             Revise the accounting policies of greatest importance in order to analyze the financial position of the Company.

6.             Advise the Board of Directors about relevant changes to the policies, criteria and accounting practices.

7.             Recommend to the Board of Directors the conditions for the hiring and the breadth of the professional mandates of external auditors for the Company.

8.             Recommend to the Board of Directors accounting policies for the preparation of financial information of the Company.

9.             Assist the Board of Directors in the revision of basic financial information and validate the issuance of shares.

10.           Contribute to the definition of general guidelines for the internal control system of the Company and evaluate its effectiveness.

11.           Assist the Board of Directors in the coordination and evaluation of the annual programs of the internal auditor.

12.           Coordinate the work of the external and internal auditors and the auditor of the Commission of the Company.

13.           Verify that the Company meets applicable norms.

14.           Anything else required by laws, provisions and general rules that are applicable to the Company.

The Audit Committee will meet at the request of the Secretary of the Board of Directors or his/her substitute, the Chairman or any two of its members, with at least 5 (five) days of anticipation, also given to the Statutory Auditors of the Company, who have the right to attend and speak but may not vote.  The call shall be sent by mail, telegram, fax, courier or whichever other method assures that the members of the Committee receive it at least 5 (five) days prior to the date of the meeting.  The summons shall be signed by the Secretary of the Board of Directors or his/her substitute, which has the same capacity within the Audit Committee.

In order for the meetings of the Audit Committee to be valid, the attendance of at least the majority of its members will be necessary.  The resolutions of the Audit Committee shall be approved by a favorable vote of the majority of its members.

Resolutions made outside a session of the Audit Committee, by the unanimous vote of its members, will have legal effect and the same validity as if they had been adopted within a meeting of the Committee, given that they are made in writing.  The resolutions adopted in accord with this paragraph should be recorded in a special book to which the last paragraph of this Article refers.

The Audit Committee shall not carry out activities which are exclusively reserved and non-delegable by law or by these by-laws to the shareholders’ meetings or to the Board of Directors.  The Audit Committee may not delegate its duties to any person, but may designate the persons that may execute its resolutions.  In the event that they fail to designate the person to carry out the resolutions, the Chairman or Secretary may execute the resolutions of the Committee.

The Audit Committee shall opportunely inform, through its Chairman or Secretary and at least annually to the Board of Directors, of the resolutions that it makes or when, in the judgment of the Committee, important events arise.  For each meeting of the Audit Committee the minutes will be transcribed into a special book; in which will be recorded the attendance of the members of the Committee and resolutions adopted; it should be signed by those acting as Chairman and Secretary.

ARTICLE THIRTY-FIVE.  The operation of the business shall be entrusted to a CEO, designated by the Board of Directors, and will enjoy the duties that the Board of Directors places in him/her as per the delegable attributes set out in Article Thirty-Two of these by-laws.  The CEO may or may not be a shareholder or member of the Board of Directors, and will remain in his/her position indefinitely until the Board of Directors designates a person to substitute him/her and that person takes over the position.

ARTICLE THIRTY-SIX.  The surveillance of the Company shall be entrusted to one or more Statutory Auditors and their respective substitutes who are designated by an ordinary shareholders’ meeting.  Shareholders that hold shares that represent at least 10% (ten percent) of the representative shares of capital stock will have the right to designate a Statutory Auditor(s), if the nomination of the other statutory auditors is also revoked pursuant to the provisions set forth in section III of Article 14 Bis 3 of the Securities Market Act.  The Statutory Auditors and, if applicable, their substitutes do not need to be shareholders of the Company, will be named annually, may be reelected one or more times and will continue in their position until a meeting names new persons to those positions and those designated assume their position.

The Statutory Auditors shall be called to all meetings of the Board of Directors and to all meetings of the Executive Committee and of the Auditing Committee.

The Statutory Auditors will have the duties and obligations that are set forth in Article 166 of the Mexican General Business Corporations Act, as well as those that are delegated by the shareholders’ meeting and will receive the remuneration that the shareholders determine.

ARTICLE THIRTY-SEVEN.  Neither the members of the Board of Directors members of the Executive Committee, Auditing Committee, Secretaries or Statutory Auditors, their respective substitutes, Directors or Managers, will have the obligation to give a guarantee that ensures the fulfillment of the responsibilities they could encounter in the realization of their duties, except for when the shareholders’ meeting has established such an obligation.

ARTICLE THIRTY-EIGHT.  Shareholders that represent at least 15% (fifteen percent) of capital stock, may exercise a civil action (acción de responsabilidad civil) directly against the administrators, given that they follow the prerequisites set forth in Article 163 of the Mexican General Business Corporations Act.  Such an action may be exercised also with respect to the statutory auditors and members of the Auditing Committee to which Article Thirty-Four of these by-laws refers, adjusting the legal cite.

The members of the Board of Directors, Statutory Auditors that attend the Auditing Committee and, in that case, the members of the said Committee, that have an interest opposite to that of the Company may make it known to the rest of the members of the Board of Directors or to the members of the Auditing Committee, and abstain in all deliberations and resolutions with respect thereto.

ARTICLE THIRTY-NINE.  The Company is obliged to indemnify and hold harmless its members, proprietors and their substitutes, officers of the Board of Directors, members of the Executive Committee, members of the Auditing Committee and members of whatever other committee the Company creates, in relation to the legal fulfillment of his/her position, against any complaint, lawsuit, proceeding or investigation that is initiated in Mexico or in any of the countries where the Company is registered, where shares of the Company are quoted, where other securities based in said shares are issued or where other securities with a fixed or variable return are issued by the Company, including payment of whatever damage or prejudice that may have been caused in the amount necessary to arrive, where opportune, at a compromise, including the totality of the honorariums and expenses of the attorneys and other advisors that are hired to protect the interests of these persons in the mentioned positions. The Board of Directors is the organ with the ability to determine whether it is proper to hire the services of attorneys or other advisors apart from those that are advising the Company, except when for the stated complaints, lawsuits, procedures or investigations that result from negligence, recklessness (dolo) or bad faith.

CHAPTER FIVE

FISCAL YEAR AND FINANCIAL INFORMATION

ARTICLE FORTY.  The fiscal year of the Company coincides with the calendar year.  In the case that the Company enters bankruptcy or merges, its fiscal year will end as of the date upon which it enters bankruptcy or merges.

ARTICLE FORTY-ONE.  Within the 4 (four) months after the end of each fiscal year, the Board of Directors will prepare the following financial information and whatever other information that is necessary, in accord with applicable legal provisions:

1.             A report of the Board of Directors about the business of the Company and of its principal Subsidiaries for the year, mentioning the policies the Board of Directors followed and, where applicable, discussing principal projects that were in existence;

2.             A report in which they enumerate and explain the principal policies and accounting criteria and methods followed in the preparation of financial information;

3.             A study that demonstrates the financial situation of the Company as of the fiscal year’s end.

4.             A study that explains and classifies the results of the Company during the fiscal year;

5.             A study that shows the changes in the financial situation of the Company during the fiscal year.

6.             A study that shows the changes in the shareholders’ equity of the Company that occurs during the fiscal year, and

7.             Notes that are necessary to complete and clarify the information that was supplied in the previous studies.

CHAPTER SIX

PROFIT AND LOSS

ARTICLE FORTY-TWO. The net profits of each fiscal year, according to the Financial Statements, once deducted the necessary amounts to: (i) make payments on any taxes; (ii) set aside mandatory reserves, and (iii) if applicable, amortize the losses of previous fiscal years, shall be applied in the following manner:

1.             5% (five percent) in order to set up or replace the legal reserve fund, until such fund is equal to twenty percent of paid capital stock.

2.             The amounts that the meeting determines in order to create or increase the general or special reserves.

3.             The amount that the meeting determines in order to purchase its own shares, as per what is established through legislation and these by-laws.

4.             The remainder will be applied according to resolutions of the shareholders’ meeting, as well as to pay a dividend to all shareholders, in proportion to the number of shares held.

ARTICLE FORTY-THREE.  Losses, if there are any, will be recognized by all shareholders, in proportion to the number of shares and in the corresponding fiscal year.

CHAPTER SEVEN

DISSOLUTION AND LIQUIDATION

ARTICLE FORTY-FOUR.  The Company will dissolve upon the occurrence of any of the events listed in Article 229 of the Mexican General Business Corporations Act.

ARTICLE FORTY-FIVE.  Once dissolved, the Company will go into liquidation.  An extraordinary shareholders’ meeting will designate one or more liquidators who will have the duties set forth under the Mexican General Business Corporations Act or by the shareholders’ meeting.

ARTICLE FORTY-SIX.  The liquidator(s) will carry out the liquidation of the estate in accord with a decision of a shareholders’ meeting, and in its failure to do so, with the guidance of the following and in conformity with the respective chapter of the Mexican General Business Corporations Act:

1.             Wind up the business in the manner they deem most appropriate;

2.             Collect accounts payable and pay off debts of the Company;

3.             Sell the assets of the Company;

4.             Create the final liquidation balance sheet, and

5.             Once the final liquidation balance is approved, distribute the remaining assets among shareholders, in proportion to the number of shares held by each of them.

During the liquidation, the shareholders’ meetings will meet in the form previously set out in the current by-laws, and the liquidator(s) will carry out functions equivalent to those that the Board of Directors is authorized to carry out during the course of business of the Company, and the Statutory Auditors will continue to carry out their functions in respect to the liquidator(s) as if the liquidators were the Board of Directors.

CHAPTER EIGHT

APPLICABLE LEGISLATION AND ARBITRAGE

ARTICLE FORTY-SEVEN.  For all matters not expressly regulated in these by-laws will be governed by the provisions of the Mexican General Business Corporations Act, the Mexican Securities Law, the provisions set forward by the National Banking and Securities Commission and other applicable laws of the United Mexican States.

ARTICLE FORTY-EIGHT.  All conflicts, disputes, differences or irreconcilable disagreements among two or more shareholders or among two or more groups of shareholders or between any shareholder and the Company, that arise in connection to these by-laws or that relate to them, shall be resolved through arbitration, in accordance with the Arbitration Rules of the International Chamber of Commerce, and will occur in Mexico, D.F., by a tribunal of three Mexican arbitrators, skilled in law.  Each one of the involved parties will designate an arbitrator and the third will be designated by the party arbitrators.  If one of the parties does not designate an arbitrator within 10 (ten) days following the date of notification of the commencement of the arbitration proceeding, or if the two arbitrators cannot agree about the designation of the third within 10 (ten) days following their designation, the International Chamber of Commerce will make the designation of the arbitrator that has not been designated by the remiss party, or the third arbitrator, according to the case.

The final award will no be subject to appeals and will be binding upon the parties and any such parties may request any competent court of their election within Mexico City, Federal District to enforce such award; the parties expressly submit to the jurisdiction of said court solely for purposes of the execution and enforceability of the arbitrators award in accordance with this Article.